Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Foreclosure Solutions, Inc.
Dallas, Texas

We consent to the use of our Independent Registered Public Accounting Firm Report dated May 25, 2011, on our audit of the financial statements of Foreclosure Solutions, Inc. as of December 31, 2010 and the related statements of operations, stockholders’ equity and cash flows from December 9, 2010 (Inception) through December 31, 2010 to be included in this Amended Registration Statement on Form S-1 to be filed with the Commission on or about June 16, 2011.   We also consent to the reference to us under the heading “Experts” in such Amended Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Certified Public Accountants
Dallas, Texas
June 16, 2011